Filed Pursuant to Rule 433 Dated December 10, 2012 Registration Statement No. 333-179874-01 Relating to Preliminary Prospectus Supplement Dated December 10, 2012 and Prospectus dated March 2, 2012

$500,000,000 2.750% NOTES DUE 2023

Issuer:	Simon Property Group, L.P.
Legal Format:	SEC Registered
Principal Amount:	$500,000,000
Maturity Date:	February 1, 2023
Coupon (Interest Rate): Interest Payment Dates:	2.750% February 1 and August 1, commencing August 1, 2013
Benchmark Treasury:	1.625% due November 15, 2022
Benchmark Treasury Price and Yield:	100-03+; 1.613%
Spread to Benchmark Treasury:	1.20% (120 basis points)
Yield to Maturity:	2.813%
Expected Ratings (Moody’s/S&P)*	A3 (stable)/A- (stable)
Day Count Convention:	30/360
Redemption Provision:	Make-whole call prior to November 1, 2022 based on the Treasury Yield + 0.20% (20 basis points) or at par on or after November 1, 2022
Initial Price to Public:	99.446% plus accrued interest from December 17, 2012 if settlement occurs after that date
Settlement Date:	T+5; December 17, 2012
Denominations:	$2,000 x $1,000
CUSIP/ISIN:	828807 CN5/ US828807CN59
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. UBS Securities LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBS Securities Inc.
Co-Managers:	Fifth Third Securities, Inc. Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Capital Markets Limited U.S. Bancorp Investments, Inc.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Terms used herein but not defined shall have the respective meanings as set forth in the issuer’s preliminary prospectus supplement dated December 10, 2012.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or UBS Securities LLC at 877-827-6444, ext. 561 3884.